--------                         U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
 FORM 3                                   WASHINGTON, DC 20549                                                OMB APPROVAL
--------                                                                                              ------------------------------
                         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                      OMB Number:          3235-0104
                                                                                                      Expires:     December 31, 2001
                 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,              Estimated average burden
            Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)          hours per response ....... 0.5
                                 of the Investment Company Act of 1940                                ------------------------------

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
    FINDLAY       LINDA         T.            (Month/Day/Year)              NEORX CORPORATION (NERX)            (Month/Day/Year)
----------------------------------------              9/13/01            ----------------------------------
     (Last)     (First)     (Middle)       ----------------------------  5. Relationship of Reporting        -----------------------
                                           3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
        410 WEST HARRISON STREET              Number of Reporting           (Check all applicable)              Group Filing (Check
----------------------------------------      Person (Voluntary)               Director          10% Owner      applicable line)
                (Street)                                                 -----            -----                X    Form filed by
                                           ----------------------------    X   Officer           Other       -----  One Reporting
     SEATTLE        WA         98119                                     ----- (give      -----  (specify           Person
----------------------------------------                                       title below)      below)             Form filed by
      (City)      (State)      (Zip)                                            VP, HUMAN RESOURCES          -----  More than One
                                                                         ----------------------------------         Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                    SEC 1473 (3-99)

                   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                        ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

------------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)       (1)     5/24/10      Common Stock      17,964       14.063           D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)       (1)     5/24/10      Common Stock      12,036       14.063           D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)       (2)     5/22/11      Common Stock      12,812        5.94            D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)       (2)     5/22/11      Common Stock       2,188        5.94            D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)       (2)     5/22/11      Common Stock      10,216        5.94            D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)       (2)     5/22/11      Common Stock       4,784        5.94            D
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)       (3)     9/17/11      Common Stock      25,000        2.34            D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) 25% exercisable one year after the grant date and subsequently in equal monthly installments of 1/48th per month of the original grant beginning 6/24/01 in accordance with the restated employee stock option plan.
(2) Exercisable in equal monthly installments of 1/48th per month beginning 6/22/01 in accordance with the vesting schedule of the restated employee stock option plan.
(3) 25% exercisable one year after the grant date and subsequently in equal monthly installments of 1/48th per month of the original grant beginning 10/17/02 in accordance with the restated employee stock option plan.


**Intentional misstatements or omissions of facts constitute Federal Criminal          /s/ Linda T. Findlay            9/20/01
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          --------------------------------  ----------------
                                                                                  **Signature of Reporting Person        Date
Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently value OMB Number.
SB003708079